Exhibit 99.1

              Rogers Corporation Updates Guidance for the
        Fourth Quarter ''Projects Record Sales and Earnings''

    ROGERS, Conn.--(BUSINESS WIRE)--Jan. 5, 2004--Rogers Corporation (NYSE:ROG) today provided an update regarding its fourth quarter guidance. Both sales and earnings for the quarter are expected to set all time records and be better than previously estimated in the October 15th earnings release.
    The Company now expects net sales for the fourth quarter to be approximately $85 million, compared to the Company's previous guidance of $71 to $75 million. Net earnings for the quarter are now expected to be $0.50 to $0.54 per diluted share. This is $0.05 per diluted share above the previous guidance and represents a 47% to 59% improvement over the same quarter last year.
    Robert D. Wachob, President and COO stated, "Exclusive of the sales increase resulting from the recent Durel acquisition, all of our other business segments had significantly better revenues this quarter than we estimated. Most notably, our printed circuit materials segment estimates a 75% year-over-year increase in sales. The primary factors that drove Rogers sales in the fourth quarter were strength in cell phones, 3G base stations, and satellite TV receivers. These products use significant amounts of Rogers' high performance materials."

    Safe Harbor Statement

    Statements in this news release that are not strictly historical may be deemed to be "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference in the Rogers Corporation 2002 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.

    For more information, please contact the Company directly, visit Rogers website on the Internet, or send a message by email.

    Website Address: http://www.rogerscorporation.com
    Financial E-mail: finfo@rogers-corp.com

    CONTACT: Financial News Contact:
             James M. Rutledge, 860-779-9605
             or
             Editorial and Investor Contact:
             Edward J. Joyce, 860-774-5705
             edward.joyce@rogerscorporation.com